Exhibit 5.1

Kenneth J. Rollins

+1 858 550 6136

krollins@cooley.com

January 17, 2023

ARS Pharmaceuticals, Inc.

11682 El Camino Real, Suite 120

San Diego, CA 92130

Ladies and Gentlemen:

We have represented ARS Pharmaceuticals, Inc. (formerly known as Silverback Therapeutics, Inc.), a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 11,032,065 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), consisting of (i) 4,697,165 shares issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Incentive Plan”), (ii) 700,000 shares issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “2020 Employee Plan”), and (iii) 5,634,900 shares issuable pursuant to options granted under the ARS Pharmaceuticals, Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan”, together with the 2020 Incentive Plan and the 2020 Employee Plan, the “Plans”), which 2018 Plan and options outstanding thereunder were assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated July 21, 2022, as amended on August 11, 2022 and October 25, 2022 (the “Merger Agreement”), by and among the Company, ARS Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (now known as ARS Subsidiary, Inc.), and Saber Merger Sub, Inc., a Delaware corporation.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Merger Agreement, (iv) the Plans, and (v) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    10265 Science Center Drive    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

January 17, 2023

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Kenneth J. Rollins
Kenneth J. Rollins

Cooley LLP    10265 Science Center Drive    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com